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                                                                     EXHIBIT 5.1

                        [COOLEY GODWARD LLP LETTERHEAD]



September 21, 1998

Cell Pathways Holdings, Inc.
702 Electronic Drive
Horsham, Pennsylvania  19044

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Cell Pathways Holdings, Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission, with respect to up to 26,000,000 shares of the Common Stock, par value $.01 per share, of the Company (the "Shares") issuable upon the effectiveness of the mergers of wholly-owned subsidiaries of the Company with and into Cell Pathways, Inc., a Delaware corporation, and Tseng Labs, Inc., a Utah corporation, pursuant to the Agreement and Plan of Reorganization, dated as of June 23, 1998, filed as an exhibit to the Registration Statement (the "Reorganization Agreement").

In connection with this opinion, we have (i) examined and relied upon the Registration Statement, and (ii) reviewed the Company's Certificate of Incorporation and Bylaws and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment were necessary or appropriate to enable us to render the opinion expressed below.

On the basis of the foregoing and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Reorganization Agreement, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP



By:  /s/ James H. Carroll
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         James H. Carroll